As filed with the Securities and Exchange Commission on March 19, 2020

Registration No. 333-222008

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Q BIOMED INC.

 (Name of Issuer in Its Charter)

Nevada
(State or other jurisdiction of incorporation)
2834		30-0967746
(Primary Standard Industrial Classification Code Number)		(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP

366 Madison Avenue – 3rd Floor

New York, NY 10017

Telephone: 212-588-0022

Fax: 212-826-9307

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services, LLC

701 S. Carson Street, Suite 200

Carson City NV 89701

(845) 425-0077

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

William S. Rosenstadt, Esq.
Timothy Li Dockery, Esq.
Ortoli Rosenstadt LLP
 366 Madison Avenue – 3rd Floor
 New York, New York 10017
(212)-588-0022

As soon as practicable after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update the Registration Statement on Form S-1 (Registration No. 333-222008) (as amended, the “Initial Registration Statement”) to incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2017, filed with the SEC on February 28, 2018;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2018, filed with the SEC on April 16, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended May 31, 2018, initially filed with the SEC on July 16, 2018;

•	our Current Report on Form 8-K, filed with the SEC on September 24, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended August 31, 2018, initially filed with the SEC on October 15, 2018;

•	our Current Report on Form 8-K, filed with the SEC on November 2, 2018;

•	our Current Report on Form 8-K, filed with the SEC on November 28, 2018;

•	our Current Report on Form 8-K, filed with the SEC on January 7, 2019;

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2018, filed with the SEC on March 7, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2019, filed with the SEC on April 17, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended May 31, 2019, filed with the SEC on July 19, 2019;

•	our Current Report, as amended, on Form 8-K, initially filed with the SEC on September 4, 2019;

•	our Current Report on Form 8-K, filed with the SEC on September 10, 2019;

•	our Current Report on Form 8-K, filed with the SEC on September 26, 2019;

•	our Current Report on Form 8-K, filed with the SEC on October 15, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended August 31, 2019, filed with the SEC on October 15, 2019;

•	our Current Report on Form 8-K, filed with the SEC on November 20, 2019;

•	our Current Report on Form 8-K, filed with the SEC on December 2, 2019;

•	our Current Report on Form 8-K, filed with the SEC on December 12, 2019;

•	our Current Report on Form 8-K, filed with the SEC on January 15, 2020;

•	our Current Report on Form 8-K, filed with the SEC on February 21, 2020; and

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2019, filed with the SEC on February 28, 2020.

The SEC declared the Initial Registration Statement effective on January 12, 2018. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees have been paid.

1,711,875 shares of common stock and 1,711,875 warrants to purchase 1,711,875 shares of common stock were issued pursuant to the Initial Registration Statement. All of the warrants issued pursuant to the Initial Registration Statement remain outstanding as of the date hereof. This Post-Effective Amendment concerns only the issuance of shares of common stock upon the exercise of the 1,711,875 outstanding warrants issued pursuant to the Initial Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be resold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED [---------------], 2020

Issuance of up to 1,711,875 Shares of Common Stock upon the Exercise of Warrants

On February 1, 2018, we completed a public offering of $5,478,000 in gross proceeds, or approximately $4,915,000 after the placement agents’ commissions and offering expenses. In that public offering, we sold 1,711,875 shares of common stock and 1,711,875 warrants (the “Warrants”), with each Warrant entitling the holder to purchase one share of common stock at an exercise price of $3.20 per share. The Warrants will expire on February 2, 2023. As of the date hereof, none of the Warrants has been exercised.

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We will bear all costs associated with this prospectus and the registration statement of which it forms a part. Our common stock trades upon the OTCQB under the ticker symbol “QBIO”.

The last reported sale price of our common stock on March 10, 2020 was $1.72 per share.

Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 3 of this prospectus to read about important factors you should consider before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020.

ABOUT THIS PROSPECTUS

We refer to Q BioMed Inc. and its consolidated subsidiaries as “we”, “us”, “our”, “Company”, “our company”, “QBIO” and “our business”. This prospectus is part of a registration statement (as amended, No. 333-222008) that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission”, utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus, including all documents incorporated herein by reference, before making a decision whether to invest in the common stock. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus, as well as documents incorporated herein by reference, is accurate only as of the date of this prospectus or the document containing that information, as the case may be.

INDUSTRY AND MARKET DATA

This prospectus includes market and industry data and forecasts that we have derived from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe the market information included in this prospectus is generally reliable, the future performance of the industry in which we operate and, as a result, our future prospects, are subject to a high degree of risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, especially “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the following documents which we incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2017, filed with the SEC on February 28, 2018 (the “2017 Annual Report”);

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2018, filed with the SEC on March 7, 2019 (the “2018 Annual Report”); and

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2019, filed with the SEC on February 28, 2020 (the “2019 Annual Report”).

and our consolidated financial statements and related notes and other information incorporated by reference in this prospectus, before deciding to invest in our common stock.

Our Company

Q BioMed Inc. (or “the Company”) was incorporated in the State of Nevada on November 22, 2013 and is a biomedical acceleration and development company focused on licensing, acquiring and providing strategic resources to life sciences and healthcare companies. We intend to mitigate risk by acquiring multiple assets over time and across a broad spectrum of healthcare related products, companies and sectors.  We intend to develop these assets to provide returns via organic growth, revenue production, out-licensing, sale or spin out.

Our Platform

Metastron™ and Strontium-89 Chloride USP Injection

We have branded and generic Strontium-89 products for bone cancer pain therapy.

Strontium-89 is an FDA approved drug for pain palliation in bone metastases, primarily from breast, prostate and lung cancers. It is Medicare and Healthcare insurance reimbursable. Strontium-89 is a pure beta emitting radiopharmaceutical. It is a chemical analog of calcium and for this reason, localizes in bone. Strontium-89 is preferentially absorbed at the site of active osteoblastic activity, delivering a targeted dose of radiation therapy into the tumor environment. This is the biochemical basis for its use in treating metastatic bone disease.

Strontium-89 shows prolonged retention in metastatic bone lesions with a biological half-life of over 50 days, remaining up to 100 days after injection of the radiopharmaceutical, whereas the half-life in normal bone tissue is approximately 14 days. Strontium-89 has been shown to decrease pain in patients with osteoblastic metastases resulting from prostate cancer. When Strontium-89 Chloride is used, pain palliation occurs in up to 80% of patients within 2 to 3 weeks after administration and lasts from 3 to 12 months with an average of about 6 months.

There are an estimated 10 million patients around the world afflicted with metastatic cancer in the bone causing pain. In the United States alone, of the estimated 450,000 individuals newly diagnosed with either breast or prostate cancer, one in three will develop bone metastases, a common cause of pain in cancer patients. These figures are expected to increase as the potential patient population ages and as better primary treatments contribute to patients living longer with metastatic disease. There are over 500,000 External Bean Radiation Therapy (EBRT) treatments annually for painful metastatic cancer bone disease. We believe this group of patients would benefit from our therapy as an additional treatment that would address the micro-tumors that EBRT does not.

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Strontium-89 is a non-opioid drug for the treatment of debilitating metastatic cancer pain in the bone. We believe there is a significant opportunity to market this effective drug as practitioners and caregivers are being encouraged to reexamine their use of opiates for treating patients in pain. Additional therapeutic indications for Strontium-89 are possible, and we intend to pursue those in 2020, hopefully resulting in entry into a multi-billion dollar therapeutic area in a few years.

Our Strontium-89 radiopharmaceutical drug addresses an underserved patient group in the cancer pain palliation market, but also has a significant opportunity to expand into a much larger market through a planned phase IV study designed to expand the label from a pain palliation to a cancer therapeutic.

Our Generic Strontium-89 Product

On May 30, 2016, we entered into a Patent and Technology License and Purchase Option Agreement with BNI, which agreement was amended on September 6, 2016, whereby we were granted a worldwide, exclusive license on certain BNI intellectual property and the option to acquire the BNI IP within three years of the BNI.

The BNI IP consists of generic Strontium Chloride SR89 (Generic Metastron®) and all of BNI’s intellectual property relating to it. Currently, SR89 is a radiopharmaceutical therapeutic for cancer bone pain therapy. We plan on exploring options to broaden the technology platform in scope to uses beyond metastatic cancer bone pain. In exchange for the consideration, we agreed, upon reaching various milestones, to issue to BNI an aggregate of 110,000 shares of common stock that are subject to restriction from trading until commercialization of the product and subsequent leak-out conditions Once we funded up to $850,000 in cash, we were allowed to exercise the option to acquire the BNI IP at no additional charge.

Prior to November 30, 2018, we believed that we had paid BNI all amounts required to exercise the option to acquire the asset. We exercised our option to acquire the BNI IP, but BNI did not transfer the BNI IP to us. As a result, on December 28, 2018, we commenced litigation against BioNucleonics, Inc. (“BNI”) and parties related to BNI in the Supreme Court of New York, New York County.

On September 23, 2019, we entered into a settlement agreement with BNI and parties related to BNI. Pursuant to the terms of the Settlement Agreement, we settled our dispute with BNI and all parties to the litigation dismissed their claims in exchange for entering into a Second Amendment to the License Agreement (entered into on September 23, 2019) pursuant to which:

●	BNI agreed to immediately transfer and/or assign to us all intellectual property, patents and products that is owned by BNI that is related to Strontium-Chloride 89;

●	We agreed to issue BNI 50,000 shares of our common stock upon the entry into the settlement agreement and 100,000 shares of our common stock upon the approval of the U.S. Food and Drug Administration (“FDA”) approval of BNI’s Prior Approval Supplement (PAS) filing;

●	We agreed to make a cash payment to BNI of $25,000;

●	We agreed to an on-going royalty payment of 3% on all gross profits derived by us from the sale of Strontium-Chloride 89 and MetastronTM; and

●	We agreed to assume fees and expenses related to (i) all outstanding CMO fees owed by BNI to IsoTherapeutics relating to Strontium-Chloride 89 (approximately $67,000), (ii) all outstanding fees owed by BNI to the FDA relating to Strontium-Chloride 89 (approximately $208,000) and (iii) related fees for the development and approval of Strontium-Chloride 89 following the date of the Settlement Agreement.

Metastron, Our Branded Strontium-89 Product

We acquired our branded Strontium-89 product, Metastron®, from GE Healthcare Limited (“GE”) on November 23, 2018 pursuant to an Asset Sale Agreement (“ASA”). Metastron® is an FDA approved radiopharmaceutical drug that GE had sold for over 20 years. Under the ASA, we also acquired all related intellectual property including, but not limited to sales and distribution data, market authorizations and trademarks for Metastron® in various countries. We acquired these assets in exchange for an upfront payment of $500,000, a one-time milestone payment based on future sales, and royalty payments based on future sales. We did not acquire any workforce, manufacturing, inventory, sales agreements, or distribution agreements associated with Metastron®. Our first commercial sale of Metastron™ will occur only after the appropriate regulatory filings required by the jurisdictions in which it is to be sold.

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Recent Developments

On November 14, 2019, the Department of Health and Human Services notified us that our supplemental abbreviated new drug application for a new drug product manufacturing site, IsoTherapeutics Group, LLC, has been approved. IsoTherapeutics is now cleared to manufacture our FDA approved non-opioid cancer bone pain drug Strontium-89 Chloride USP.

In anticipation of production, we have on-boarded our commercial team tasked with infrastructure set-up, including medical information and pharmacovigilance, government contracting, marketing, contract sales and telesales. We have announced a distribution partnership with Julibilant Radiopharma who have the capabilities to access the US market, including warehousing/inventory management, invoicing and customer service/ordering. It also has a sales team that calls on major providers, a national network of U.S. nuclear pharmacies and distribution and coverage throughout the United States. We have completed a reimbursement landscape and set our pricing strategy. Our scientific platform is complete which is informing a creative advertising campaign to coincide with the commercial launch of our product. We are assembling a scientific advisory board specific to this product to assist in market access and phase 4 clinical trial planning.

Mannin Intellectual Property

On October 29, 2015, we entered into a Patent and Technology License and Purchase Option Agreement, as amended in April 2019, with Mannin whereby we were granted a worldwide, exclusive license on, and option to acquire, certain Mannin intellectual property, or IP, within a four-year term.

The Mannin IP is initially focused on developing a first-in-class eye drop treatment for glaucoma. The technology platform may be expanded in scope beyond ophthalmological uses and may include cystic kidney disease, cardiovascular diseases and infectious disease. This platform technology has application in many disease states that result in ‘leaky’ vessels and the inefficient flow of fluids, like the recent Coronavirus outbreak. Pursuant to the exclusive license from Mannin, we may purchase the Mannin IP within six years of entry into the agreement in exchange for investing a minimum of $4,000,000 into the development of the Mannin IP. Through November 30, 2019, we have funded an aggregate of $6,231,500 to Mannin under the Exclusive License. The purchase price for the Mannin IP is $30,000,000 less the amount of cash paid by us for development and the value of the common stock issued to the vendor. We can make this all or part of this payment in stock, provided that such stock does not represent 15% or more of our issued and outstanding common stock.

In the event that: (i) we do not exercise the option to purchase the Mannin IP; (ii) we fail to invest the $4,000,000 within six years from the date of the exclusive license; or (iii) we fail to make a diligent, good faith and commercially reasonable effort to progress the Mannin IP, all Mannin IP shall revert back to Mannin and we shall be granted the right to collect twice the monies invested through that date of reversion by way of a royalty along with other consideration which may be perpetual.

On March 26, 2019, we extended the option period of the initial agreement that was entered into on October 29,2015. The extension period was extended to October 29, 2021 and 100,000 shares was issued in exchange for the extension.

MAN 01 – New Vascular Therapeutics including Primary Open Angle Glaucoma

Mannin is developing a unique set of therapeutics that target a variety of vascular diseases. Its lead program - MAN-01 for glaucoma, is based on a research platform that targets the activation of the Angiopoietin-Tie2 signaling pathway. While Mannin is not generating a vaccine against infectious diseases, it is developing a new drug that may increase the survival rate of patients by reducing the severity of disease through enhancement of host-directed therapeutic response.

Our lead indication is for a first-in-class therapeutic eye-drop for the treatment of Primary Open Angle Glaucoma.

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We are developing a first-in-class drug targeting the Schlemm's canal and its role in regulating interocular eye pressure, one of the leading causes of glaucoma. No other glaucoma company is targeting the Schlemm's canal, the main drainage pathway in the eye. This unique vessel is responsible for 70-90% of the fluid drainage in the eye. The MAN 01 drug is currently in the lead optimization stage of its pre-clinical testing. We have also partnered with expert formulation and drug delivery specialists to assist in the final formulation of the novel eye drop treatment. Supported by a recent $7.5 million grant awarded to Mannin in Germany, we aim to initiate IND enabling studies in 2020 and file an IND in late 2020 or early 2021, to be flowed by a short phase 1 clinical trial lasting approximately 3 months.

A deep pipeline of novel therapeutics is being developed from this research platform, which would treat a spectrum of vascular diseases including Cystic Kidney Disease, cardiovascular disease and infectious diseases, like coronavirus. We expect to advance these efforts in 2020.

Mannin recently submitted a grant application to the U.S. National Institutes of Health for Small Business Technology Transfer Grant Applications for approximately US $200,000 for the MAN-11 biologic. The studies will be conducted at Northwestern University to investigate treatment of vascular leakage to treat sepsis and other infectious diseases. Mannin is also working with Canada’s National Research Council (NRC.CNRC) since December 2019 to support the development of the biologic. In September 2019, the German state of Saxony awarded Mannin an approximately US $7.7 million grant to advance the Mannin portfolio of vascular diseases, including development of the biologic.

GDF15 - A Novel Biomarker for the detection and measurement of Glaucoma

On March 9, 2019, the Company entered into an Exclusive License Agreement with Washington University for license of a diagnostic marker for determining the severity of glaucoma using the expression levels of Growth Differentiation Factor (“GDF”). In parallel, we and Mannin Research are working with the Biointerfaces Institute at McMaster University in Ontario, Canada to develop a GDF15 biomarker diagnostic kit for monitoring glaucoma severity and progression. Determining the severity of glaucoma using this biomarker will aid in treatment decisions for patients diagnosed with, and being treated for, glaucoma.

Currently, no single examination or diagnostic test is able to accurately predict disease progression. Accurate monitoring for disease progression is critical to preserve visual function in glaucoma patients. Today, physicians only have surrogate measures to evaluate glaucomatous neurodegeneration. GDF15 represents an attractive biomarker for glaucoma with distinct advantages including early detection, over conventional clinical tests and has the potential to be a first-in-class diagnostic test. GDF15 was discovered by Dr. Rajendra Apte, the Paul A. Cibis Distinguished Professor of Ophthalmology and Visual Sciences at Washington University School of Medicine. Dr Apte is currently conducting a clinical trial to further validate GDF15 as a surrogate clinical tool in the treatment of Glaucoma patients.

Q BioMed plans to offer the GDF15 biomarker as a companion diagnostic to its MAN-01 small molecule therapeutic with a novel mechanism of action for Primary Open-Angle Glaucoma. By offering both a diagnostic and a therapeutic, Q BioMed and its technology partner Mannin Research Inc. are addressing the needs of both patients and physicians, as well as bringing innovation to the global glaucoma market.

ASD-002

On April 21, 2017, we entered into a License Agreement on Patent & Know-How Technology with ASDERA whereby we were granted a worldwide, exclusive, license on certain ASDERA intellectual property, which was previously referred to as ASD-002 in our pipeline, and was intended to treat Disruption of Active Language Development (DALD) in toddlers developing Autism Spectrum Disorders. Under that agreement, we paid ASDERA $50,000 and issued 125,000 shares of our common stock. On November 27, 2019, we notified ASDERA that we considered the Agreement to have been rescinded retroactively as of April 21, 2017. As a result of such rescission, we believe that we have no continuing material obligations to ASDERA. However, we will continue to develop unique technologies for the benefit of underserved patient populations.

QBM-001

Among the more than 60,000 US children who develop autism spectrum disorders, or ASD, every year, approximately 20,000 become nonverbal and will have to rely on assisted living for the rest of their lives. In parallel to ASD-002, we have been developing a product, QBM-001, intended to treat the rare condition - pediatric minimally verbal autism. Many of the children who miss this potential treatment window between the age of 2 and 5 years old, may become non-verbal for the rest of their lives. Currently, there is no treatment for this rare disorder.

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QBM-001 is not intended to treat other ASDs or to be used beyond the specific group and the estimated treatment window. The “treatment window” results from independent research that revealed a decreased density in the cortex region of the brain in minimally verbal children with autism, who were 7 years of age. A biomarker study performed by us has directed us to conclude that QBM-001 cannot be used for other autistic groups. The study analyzed over 2000 known autistic markers and found two distinct biomarkers for children with pediatric minimally verbal autism. The biomarkers did not overlap with the high functioning group of autistic children, nor the intermediate group, which struggles with, but develops limited language. The biomarkers gave us insight into what was wrong with the children and has given us unique insight on how to ameliorate their condition with the goal of helping them develop the ability to speak.

The biomarker study also led us to evaluate and identify a rat model that contains the biomarkers and is thus a good model to test QBM-001. In addition, we have access to cell lines from deceased children who had pediatric minimally verbal autism. QBM-001 consists of a combination of products that target different mechanisms of action. Having the cell lines and rat model available to us provides us with an excellent preclinical path to validate the safety and efficacy of QBM-001.

We recently filed an orphan drug application for our QBM potential drug candidate and plan on filing an IND QBM-001 in 2021.

QBM-001 - Addressing Rare Pediatric Minimally Verbal Autism

Causes of non-verbal learning disorder have been linked to several complications that range from a specific mutated gene as with Fragile X Syndrome, Rett Syndrome, Phelan McDermid Syndrome or autoimmunity, where the body’s immune system is attacking parts of the brain. Trauma, microbial infections and environmental factors have also been linked to non-verbal learning disorder. Ongoing research is helping to further explain the root cause of why children become non-verbal or minimally verbal.

Cognitive intervention is the only form for treatment that has shown to help improve speech capability and social interaction in autistic children, however, with minimal benefit with children with pediatric minimally verbal autism. As intervention does not lead to speech progression, being minimally verbal carries a lifetime burden of over $5 million per person for cost of care. This is further compounded by additional expenses during the lifespan of the person due to loss in productivity in addition to severe emotional strain for the child and the parents.

As there are no treatment options for these patients, we believe there is a significant economic opportunity to bring a drug to market in this indication. The active ingredients in our compound are well known and have been approved by worldwide regulators for many years. Using a novel delivery and formulation for the ingredients, we intend to advance this drug through the 505(b)2 pathway.

RGCB and OMRF Intellectual Property

On June 15, 2017, we entered into a Technology License Agreement with RGCB and OMRF whereby they granted us a worldwide, exclusive, license on intellectual property related to Uttroside-B. Uttroside-B is a chemical compound derived from the plant Solanum nigrum Linn, also known as Black Nightshade or Makoi. We seek to use the Uttroside-B IP to create a chemotherapeutic agent against liver cancer.

The initial cost to acquire the exclusive license for Uttroside was $10,000. In addition to royalties based upon net sales of the product candidate, if any, we are required to make additional payments upon the following milestones:

●	the completion of certain preclinical studies;

●	the filing of an investigational new drug application with the US Food and Drug Administration or the filing of the equivalent application with an equivalent governmental agency;

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●	successful completion of each of Phase I, Phase II and Phase III clinical trials;

●	FDA approval of the product candidate;

●	approval by the foreign equivalent of the FDA of the product candidate;

●	achieving certain worldwide net sales; and

●	a change of control of our Company.

Subject to the terms of the exclusive license for Uttroside, we will be in control of the development and commercialization of the product candidate and are responsible for the costs of such development and commercialization. We are obligated to undertake a good-faith commitment to (i) fund the pre-clinical trials and (ii) to initiate a Phase II clinical trial within six years of the date of the Agreement.  Failure to show a good-faith effort to meet those goals would mean that the exclusive license for Uttroside would revert to the licensors.

UTTROSIDE-B - A Novel Chemotherapeutic for Liver Cancer

The liver is the football-sized organ in the upper right area of the belly. Symptoms of liver cancer are uncommon in the early stages. Liver cancer treatments vary, but may include removal of part of the liver, liver transplant, chemotherapy, and in some cases radiation. Primary liver cancer (hepatocellular carcinoma) tends to occur in livers damaged by birth defects, alcohol abuse, or chronic infection with diseases such as hepatitis B and C, hemochromatosis (a hereditary disease associated with too much iron in the liver), and cirrhosis. In the United States, the average age at onset of liver cancer is 63 years. Men are more likely to develop liver cancer than women, by a ratio of 2 to 1.

The only currently marketed drug is a tryosine kinase inhibitor antineoplastic agent, sorafinib. Current sales of sorafinib are estimated at $1 billion per year.

Uttroside-B appears to affect phosphorylated JNK (pro survival signaling) and capcase activity (apoptosis in liver cancer). It is a natural compound fractionated Saponin derived from the Solarim Nigrum plant. It is a small molecule that showed in early investigation to increase the cytotoxicity of a variety of liver cancer cell types and importantly to be up to ten times more potent than Sorafenib in pre-clinical studies.

As it is not feasible to use the plant as the source for a drug, we successfully synthesized the molecule thereby creating an exact replica of the naturally occurring chemical compound. In a joint research program with India-based Chemveda Life Sciences in 2017, we initiated this very complex and challenging synthesis program. After 2 years, the exceptional chemists at Chemveda and our scientists, succeeded. The synthetic molecule has now been tested in comparison to the original plant molecule and the results confirm the same efficacy against the same liver cancer cell lines. This is a remarkable feat. We are now preparing to advance this into the pre-clinical program leading to an IND by the end of 2020 and a proof of concept clinical program in 2021.

The Offering

Securities Offered	Up to 1,711,875 shares of common stock issuable upon exercise of outstanding Warrants issued on February 1, 2018.

Exercise Price and Term of Warrants	The Warrants have an exercise price of $3.20 per share. The Warrants are exercisable at any time prior to February 1, 2023.

Use of Proceeds	We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. We plan to use those proceeds, if any, to further for working capital and for general corporate purposes.

Risk Factors	The exercise of the Warrants and the acquisition of our common stock involve substantial risks. See “Risk Factors” beginning on page 3 of this prospectus.

Symbol for Shares of Common Stock	QBIO

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RISK FACTORS

You should carefully consider the risks incorporated by reference in this prospectus before making an investment decision. You should also consider the matters discussed under “Risk Factors” in the 2017 Annual Report, the 2018 Annual Report and the 2019 Annual Report. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus, including, without limitation, statements regarding our future results of operations and financial position, business strategy, transformation, strategic priorities and future progress, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “project,” “believe,” “estimate” or “predict” “or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the factors described in the sections entitled “Risk Factors” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in:

•	the 2017 Annual Report;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2018, filed with the SEC on April 16, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended May 31, 2018, initially filed with the SEC on July 16, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended August 31, 2018, initially filed with the SEC on October 15, 2018;

•	the 2018 Annual Report;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2019, filed with the SEC on April 17, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended May 31, 2019, filed with the SEC on July 19, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended August 31, 2019, filed with the SEC on October 15, 2019;

•	our Current Report on Form 8-K, filed with the SEC on February 21, 2020; and

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•	the 2019 Annual Report.

each incorporated by reference herein. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares underlying the Warrants, but we will receive all proceeds from the exercise of the Warrants. Assuming full exercise of all of the 1,711,875 Warrants covered by this prospectus at $3.20 per share, we will receive gross proceeds of $5,478,000. The actual exercise of any of the Warrants, however, is beyond our control and depends on a number of factors, including the market price of our common stock. We cannot assure you that all, or even any, of the Warrants will be exercised.

While we have no specific plan for the proceeds, we expect to use the net proceeds from the exercise, if any, of the Warrants described in this prospectus to further develop our product candidates, for working capital and for general corporate purposes.

MARKET PRICE AND TRADING HISTORY

Our common stock is listed on the Over the Counter QB (“OTCQB”) under the symbol “QBIO”. The market for our common stock is limited, volatile and sporadic. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock on the OTCQB as reported by Google Finance. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions.

	High Bid	Low Bid
Fiscal Year 2020 – Quarter Ended
February 28, 2020	$3.75	$1.32

Fiscal Year 2019 – Quarter Ended
November 30, 2019	$2.377	$0.37
August 31, 2019	$1.64	$0.91
May 31, 2019	$2.29	$1.53
February 28, 2019	$2.43	$0.95

Fiscal Year 2018 – Quarter Ended
November 30, 2018	$3.37	$1.71
August 31, 2018	$3.62	$1.67
May 31, 2018	$3.95	$2.82
February 28, 2018	$5.50	$2.73

Fiscal Year 2017 – Quarter Ended
November 30, 2017	$5.90	$3.35
August 31, 2017	$5.10	$3.19
May 31, 2017	$7.90	$3.35
February 28, 2017	$12.61	$3.20

The last reported sales price for our shares on the OTCQB as of March 10, 2020, was $1.72 per share. As of March 10, 2020, we had approximately 54 shareholders of record and 6,160 round lot shareholders.

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As of March 10, 2020, we had 21,368,091 shares of $0.001 par value common stock issued and outstanding.  Our Transfer Agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

Dividends

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to retain earnings, if any, to finance the development and expansion of our business and do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will depend upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors considers relevant.

DILUTION

On November 30, 2019, we had a negative net tangible book value of approximately $5,495,000, or approximately $0.279 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of outstanding shares of common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchaser of shares of common stock upon the exercise of the Warrants and the net tangible book value per share of common stock immediately after the exercise of the Warrants.

If all of the 1,711,875 Warrants covered by this Prospectus had been exercised on or before November 30, 2019 at an exercise price of $3.20, our pro forma negative net tangible book value as of November 30, 2019 would have been approximately $17,000, or $0.001 per share. This represents an immediate increase in net tangible book value of $0.278 per share to existing stockholders and an immediate dilution in net tangible book value of $3.201 per share to shares underlying the Warrants.

The shares outstanding as of November 30, 2019 used to calculate the information in this section exclude:

●	1,200,000 shares issuable upon the exercise of stock options outstanding on November 30, 2019;

●	7,179,994 shares issuable upon the exercise of other warrants outstanding on November 30, 2019; and

●	5,732,000 shares deemed to be underlying convertible notes outstanding on November 30, 2019.

DESCRIPTION OF SECURITIES

We are authorized by our articles of incorporation to issue an aggregate of 250,000,000 shares of common stock, par value $0.001 per share, of which 21,368,091 were outstanding as of March 10, 2020, and 100,000,000 shares of preferred stock of which none were outstanding as of March 10, 2020.

This prospectus contains only a summary of the securities that we are offering. The following summary of the terms of our common stock, preferred stock, and Warrants may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our amended and restated articles of incorporation, our amended and restated bylaws and the Warrants. You should refer to, and read this summary together with, our amended and restated articles of incorporation, amended and restated bylaws and the Warrants to review all of the terms of our common stock, preferred stock and Warrants that may be important to you.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Except as otherwise required by Nevada law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock voting as a single class present at a meeting of stockholders at which a quorum consisting of one-half of the outstanding shares of common stock is present in person or proxy.

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Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

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An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws

Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  In the event that a few stockholders end up owning a significant portion of our issued and outstanding common stock, the lack of cumulative voting would make it more difficult for other stockholders to replace our Board of Directors or for a third party to obtain control of us by replacing our Board of Directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

Warrants

Duration and Exercise Price.

The Warrants entitle the holders thereof to purchase up to an aggregate of 1,711,875 shares of our common stock at an initial exercise price per share of $3.20, subject to adjustment as described below, and will expire five years after the date they are issued. The Warrants will be issued separately from the common stock included in the shares and may be transferred separately immediately thereafter. All Warrants will have the same expiration date.

Anti-Dilution Protection. The exercise price of the Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock.

Cashless Exercise. If, at the time a holder exercises a Warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the Warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Warrant.

Fundamental Transactions. If, at any time while the Warrants are outstanding, (A) the Company, directly or indirectly, in one or more related transactions, (i) consolidates or merges with or into (whether or not the Company is the surviving corporation) another person, or (ii) sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties or assets of the Company to any other person, or (iii) makes, or allows any other person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such purchase, tender or exchange offer); or (iv) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person whereby such other person acquires more than 50% of the outstanding shares of common stock (not including any shares of common stock held by the person(s) making or party to, or affiliated with any of the persons making or party to, such stock purchase agreement or other business combination), or (v) reorganizes, recapitalizes or reclassifies its common stock, (B) the Company, directly or indirectly, through one or more related transactions, allows any person or group to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of more than 50% of the aggregate voting power represented by issued and outstanding common stock, or (C) the Company, directly or indirectly, through one or more related transactions, issues or enters into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition, in which case this definition shall be construed and implemented in a manner to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction (each, a “Fundamental Transaction”), then each holder shall have the right thereafter to receive, upon exercise of a Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Warrant. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Warrant. Notwithstanding the preceding paragraph, in the event of any Fundamental Transaction, the holders of the Warrants will be entitled to receive, in lieu of our shares and at the holders’ option, cash in an amount equal to the Black Scholes Value (as defined in the form of Warrant) of the remaining unexercised portion of the Warrant on the date of the transaction.

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Transferability. The Warrants may be transferred at the option of the Warrant holder upon surrender of the Warrants with the appropriate instruments of transfer.

Exchange Listing. We do not plan on making an application to list the Warrants on any national securities exchange or other nationally recognized trading system.

Exercisability. The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed above). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would beneficially own more than 4.99% (or at the election of the holder, 9.99%) of our outstanding common stock after exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of our common stock outstanding immediately after the exercise not in excess of 9.99%, upon notice to us, provided that, in the case of an increase, such increase shall not be effective for 61 following the written notice to us.

Waivers and Amendments. Subject to certain exceptions, the terms of a Warrant may be amended or waived only with the written consent of the holder.

Preferred Stock

Our articles of incorporation authorize us to issue 100,000,000 shares of preferred stock. We have neither issued any preferred stock nor designated the terms of any class of preferred stock. The designation of the terms of any class of preferred stock are to be determined solely by our board of directors. As a result, without the need for any vote by our shareholders, we could issue a class of securities that we would be preferential in voting, distribution, liquidation or other rights to the securities that you may purchase in this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is V Stock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Warrants, the shares of common stock will be distributed to those Warrant holders who surrender exercise the Warrants together with the payment of the exercise price. Those Warrant holders that have exercised the Warrants and received the underlying shares will determine when, how and if they will resell those underlying shares.

LEGAL MATTERS

The legality and validity of the securities offered from time to time under this prospectus was passed upon by Ortoli Rosenstadt LLP. William Rosenstadt, our Chief Legal Officer and one of our directors, is a partner of Ortoli Rosenstadt LLP.

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EXPERTS

Our financial statements as of and for the years ended November 30, 2019, 2018 and 2017 have been included in the registration statement in reliance upon the reports, each includes an explanatory paragraph as to the Company’s ability to continue as a going concern, of Marcum LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in any prospectus supplement or free writing prospectus provided to you by us modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•	the 2017 Annual Report;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2018, filed with the SEC on April 16, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended May 31, 2018, initially filed with the SEC on July 16, 2018;

•	our Current Report on Form 8-K, filed with the SEC on September 24, 2018;

•	our Quarterly Report on Form 10-Q, as amended, for the three months ended August 31, 2018, initially filed with the SEC on October 15, 2018;

•	our Current Report on Form 8-K, filed with the SEC on November 2, 2018;

•	our Current Report on Form 8-K, filed with the SEC on November 28, 2018;

•	our Current Report on Form 8-K, filed with the SEC on January 7, 2019;

•	the 2018 Annual Report;

•	our Quarterly Report on Form 10-Q for the three months ended February 28, 2019, filed with the SEC on April 17, 2019;

•	our Quarterly Report on Form 10-Q for the three months ended May 31, 2019, filed with the SEC on July 19, 2019;

•	our Current Report, as amended, on Form 8-K, initially filed with the SEC on September 4, 2019;

•	our Current Report on Form 8-K, filed with the SEC on September 10, 2019;

•	our Current Report on Form 8-K, filed with the SEC on September 26, 2019;

•	our Current Report on Form 8-K, filed with the SEC on October 15, 2019;

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•	our Quarterly Report on Form 10-Q for the three months ended August 31, 2019, filed with the SEC on October 15, 2019; and

•	our Current Report on Form 8-K, filed with the SEC on November 20, 2019;

•	our Current Report on Form 8-K, filed with the SEC on December 12, 2019;

•	our Current Report on Form 8-K, filed with the SEC on January 15, 2020;

•	our Current Report on Form 8-K, filed with the SEC on February 21, 2020; and

•	the 2019 Annual Report.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at 366 Madison Avenue, New York, New York 10017 or by calling us at 212-588-0022.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement, as amended, on Form S-1 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, where our SEC filings are also available. The address of the SEC’s web site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our by-laws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. We may also purchase and maintain insurance for the benefit of any officer which may cover claims for which we could not indemnify a director or officer. We have been advised that in the opinion of the Securities and Exchange Commission, indemnification of our officers, directors and controlling persons under these provisions, or otherwise, is against public policy and is unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

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Up to 1,711,875 Shares of Common Stock

Upon Exercise of Warrants of

Q BIOMED INC.

[             ], 2020

Until [ ], 2020 (the 90th day after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the offered securities in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder.

Securities and Exchange Commission Registration Fee	*
Legal Fees and Expenses	$15,000
Placement agents’ Fees and Expenses	*
Accountants’ Fees and Expenses	$15,000
Total	$30,000

* Already paid.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our officers and directors are indemnified under Nevada law. Our Amended and Restated Articles of Incorporation and our Bylaws are silent as to director and officer indemnification other than to allow such indemnification to the greatest extent permitted by Nevada law.

Nevada Revised Statute. The registrant is a Nevada corporation.

Section 78.138 of the Nevada Revised Statutes provides that a director or officer will not be personally liable to the corporation and its stockholders unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. The provisions of the Nevada Revised Statutes with respect to limiting personal liability for directors and officers are self-executing and, to the extent the provisions of our Amended and Restated Articles of Incorporation and By-laws would be deemed to be inconsistent therewith, the provisions of the Nevada Revised Statutes will control.

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the Nevada Revised Statutes permits any discretionary indemnification under Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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ITEM 15.	SALES OF UNREGISTERED SECURITIES IN PAST THREE YEARS.

In January 2017, we issued 20,000 shares of common stock upon receiving the notice to exercise warrant at an exercise price of $3.50 included in unit sold in the May Private Placement, for an aggregate purchase price of $70,000.

On June 5, 2017, we issued warrants to purchase up to 350,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. The warrants were issued as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued warrants to purchase up to 150,000 shares of our common stock to each of Ari Jatwes and David Laskow Pooley as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued options to purchase up to 150,000 shares of our common stock to each of Denis Corin, our President and Chief Executive Officer, and William Rosenstadt, our Chief Legal Officer. 50,000 of the options were issued as compensation for their continued services on our board of directors through June 1, 2018 and 100,000 of the options were issued as compensation as officers through June 1, 2018. 37,500 of the options vest on September 1, 2017, 37,500 of the options vest on December 1, 2017, 37,500 of the options vest on March 1, 2018 and 37,500 of the options vest on June 1, 2018. The options are exercisable for five years at a per share price of $4.00. The options may not be exercised within the first six months of vesting.

On June 5, 2017, we issued warrants to purchase up to 25,000 shares of our common stock to a consultant as a bonus for their business development services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On June 5, 2017, we issued warrants to purchase up to 10,000 shares of our common stock to a consultant as a bonus for accounting services to the Company over the last 12 months. The warrants are exercisable for five years at a per share price of $4.00. The warrants may not be exercised within the first six months of their issuance.

On August 1, 2017, we issued 953,249 units in exchange for $3,050,390, which included payment through the retirement of $518,400 of outstanding debt.  Each unit consisted of two shares of our common stock and a warrant to purchase a share of our common stock at $4.50. We also issued 39,246 warrants to the placement agents in the August 1, 2017 transaction pursuant to the placement agents’ agreement to which the placement agents and we are parties.

On October 3, 2017, we issued 25,641 restricted shares of our common stock to the holder of the Debentures as consideration for extending the maturity date of the Debentures from November 30, 2017 to November 30, 2018.

In September and October 2017, we issued an aggregate of 31,000 shares of its common stock to our vendors for services.

On October 16, 2017, we issued 146,662 shares of our common stock to the holder of a convertible notes issued on March 10, 2017 upon the conversion of $500,445 of principal and interest of such note.

On November 2, 2017, the Company issued 46,875 shares of its common stock in full settlement of $150,000 in principal and interest due to CMGT as a result of promissory notes issued by it in November 2016.

On November 22, 2017, we issued 166,592 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 and March 10, 2017 upon the conversion of $551,771 of principal and interest of such notes.

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On November 23, 2017, we issued 13,200 shares of our common stock to an investor upon its conversion of $30,000 in principal in, and $3,000 in interest on, a convertible note purchased from us on November 22, 2016.

On November 29, 2017, we issued 270,270 shares of our common stock to the holder of a convertible notes issued on November 29, 2016 upon the conversion of $1,000,000 of principal of such note and the waiver and release of any other amounts or obligations, including interest, due under such note, a convertible note issued on March 10, 2017 and a convertible note issued on April 7, 2017.

On February 13, 2018, we entered into an agreement with a new director pursuant to which he earned options to acquire up to 50,000 shares of our common stock. The options vested in quarterly installments of 12,500 each and are exercisable for 5 years from issuance at $3.00 per option.

On March 1, 2018, we issued 27,000 shares to a third-party service provider in exchange for services.

On June 1, 2018, we issued 50,000 options to each of Denis Corin and William Rosenstadt for their continued services as directors of our company. Each option is to purchase a share of our common stock for $3.61 per share, which exercise price was subsequently reduced to $1.25. The options vested in quarterly amounts.

On June 1, 2018, we issued 100,000 options to each of Denis Corin and William Rosenstadt for their continued services as officers of our company. Each option is to purchase a share of our common stock for $3.61 per share, which exercise price was subsequently reduced to $1.25. The options vested in quarterly amounts.

On June 1, 2018, we entered into a new agreement with a consultant to provide expertise in the areas of technology assessment and product development. In exchange for such services, the consultant will receive warrants to purchase a share of our common stock exercisable at $3.61 per share.

In June 2018, we entered into an agreement with a consultant to provide expertise in the areas of commercial marketing. In exchange for such services, each month for the twelve months of the agreement the consultant will receive shares of our common stock equal to $22,000 divided by the market price of our common stock on the first day of such month.

On June 1, 2018, we issued options to purchase 50,000 shares of our common stock at $3.61 per option to each of two advisors in exchange for consulting services, which exercise price was subsequently reduced to $1.25. The options vested in quarterly amounts.

On September 21, 2018, we entered into a securities purchase agreement with an accredited investor to place Convertible Debentures with a maturity date of eighteen months after the issuance thereof in the aggregate principal amount of up to $4,000,000 (the “2018 Debentures”), which 2018 Debentures were issued between September 21, 2018 and November 1, 2018. The 2018 Debentures bear interest at the rate of 5.5% per annum.  In addition, we paid to the holder a fee equal to 2.5% of the amount of the Debentures to assist in their monitoring costs for the Debentures. As amended, the 2018 Debentures may be converted at any time on or prior to maturity at the lower of $0.50 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the 2018 Debentures, the conversion price may never be less than $1.00.

On September 21, 2018, we issued 25,000 shares of common stock for advisory services in connection with the sale of the September 2018 convertible debentures mentioned above.

On September 21, 2018, we issued 25,000 shares of common stock in connection with legal services provided to us.

On September 21, 2018, we issued 38,049 shares of common stock to four consultants, including a member of our board and two members of our board of advisors, for consulting services.

In October 2018, we issued 50,000 shares of common stock to BNI as a milestone payment.

In November 2018, we issued 49,875 shares to our consultants in exchange for consulting services.

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On April 9, 2019, the Company agreed to issue Mannin Research Inc. 100,000 shares of its common stock in exchange for the extension of the option granted under the Patent and Technology License and Purchase Option Agreement.

On April 9, 2019, we issued 85,128 shares of common stock to various advisors for services rendered.

On June 5, 2019, we issued 50,000 options to each of Denis Corin and William Rosenstadt for their continued services as directors of our company. Each option is to purchase a share of our common stock for $1.25 per share. The options vest in quarterly amounts.

On June 5, 2019, we issued 100,000 options to each of Denis Corin and William Rosenstadt for their continued services as officers of our company. Each option is to purchase a share of our common stock for $1.25 per share. The options vest in quarterly amounts.

On August 28, 2019, we issued a debenture is in the aggregate principal amount of $550,000. The lender has the right to convert the outstanding aggregate principal amount at any time at the conversion price of $2.50 per share. At any time that is six months after the issuance, the Lender may redeem a portion of the Debenture, not to exceed $150,000 in any month. We may pay such a redemption in cash and/or shares of common stock. Any payment of such a redemption in shares of common stock shall be made at the lesser of $2.50 or 93% of the average of the four lowest VWAPs in the prior ten trading day, provided that no such conversion price shall be less than $2.00.

On September 24, 2019, we issued our director Rick Panicucci 50,000 warrants exercisable for five years at an exercise price of $1.25 per warrant.

On September 24, 2019, we issued a consultant in exchange for services rendered 50,000 warrants exercisable for five years at an exercise price of $1.25 per warrant.

On September 24, 2019, we issued a consultant in exchange for services rendered 84,000 warrants exercisable for three years at an exercise price of $1.25 per warrant.

On September 24, 2019, we issued a consultant in exchange for services rendered and to be rendered 100,000 warrants exercisable for five years to a consult at an exercise price of $1.25 per warrant. Such warrants vest in equal portions each quarter.

In September 2019, we entered into a series of related Securities Purchase Agreements with seven investors for a total of $208,250. Pursuant to the terms of the investment, such investors received 335,887 shares of our common stock and 503,831 warrants to purchase shares of our common stock at an exercise price of $0.86.

On October 7, we issued 496,109 shares of common stock upon the conversion of $198,443.84 of principal and interest of a convertible note issued by us in September 2018.

In October 2019, we issued 148,261 units (with each unit consisting of one share of common stock and 1.5 warrants to purchase a share of common stock) to our legal counsel in exchange for $91,922 of services provided. Our Chief Legal Officer and a Director is the Managing Partner at the law firm where these services were provided.

On September 23 and October 7, 2019, holders of the 2018 Debentures converted an aggregate of $531,992 of principal and accrued interest outstanding under the revised conversion terms and received an aggregate of 1,163,204 shares of the Company’s common stock.

On October 11, 2019, we issued a convertible debenture in the principal amount of $500,000, which debenture bears interest at the rate of 5.5% per annum.  In addition, we paid to the holder a fee equal to 2.5% of the amount of the debentures to assist in their monitoring costs for the debenture. The Debenture may be converted at any time on or prior to maturity at the lower of $0.50 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $1.00.

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In October and November 2019, we entered into a series of securities purchase agreements for the sale of 1,185,715 units at a $0.35 per unit sales price. Each unit consisted of one share and one warrant to purchase a share of common stock at an exercise price of $0.50.

In November 2019, we converted $20,000 of outstanding debt due to one of our directors into 40,000 shares of common stock and $135,000 of outstanding debt due to a consultant into 270,000 shares of common stock.

On November 20, 2019, we issued 831,481 shares to a note holder in exchange for the conversion of $415,741 of principal and interest on convertible notes.

On November 25, 2019, we issued 500 shares to a director in exchange for services.

On November 25, 2019, we issued 24,442 shares to two consultants pursuant to consulting agreements.

On November 25, 2019, we issued 377,834 shares pursuant to a research collaboration and master services agreement with Chemveda Life Sciences India Private Limited.

On November 25, 2019, we issued 150,000 shares due to BioNucleonics, Inc. pursuant to a September 23, 2019 Settlement Agreement upon the U.S. Food and Drug Administration’s approval of their Prior Approval Supplements filing.

On December 2, 2019, we issued 503,295 shares to a note holder in exchange for the conversion of $251,675 of principal and interest on convertible notes.

On December 5, 2019, we issued 150,000 options to Ricardo Panicucci for his continued services as a director of our company. Each option is to purchase a share of our common stock for $1.50 per share. One-fifth of the options vested immediately and an additional fifth vests each quarter thereafter.

On December 6, 2019, we entered into a securities purchase agreement with an accredited investor to place convertible debentures with a maturity date of June 6, 2021 in the aggregate principal amount of up to $3,000,000. The initial closing occurred on December 6, 2019 when we issued a debenture for $1,000,000. The debenture bear interest at the rate of 5.5% per annum. The debenture holder may convert the debenture in its sole discretion at any time on or prior to maturity at the lower of $3.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that the conversion price may never be less than $2.00. We may not convert any portion of a Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice.

On December 31, 2019, we issued 204,653 shares to a note holder in exchange for the conversion of $204,653 of principal and interest on convertible notes.

On January 15, 2020, we issued a second debenture with a principal amount of $1,000,000 pursuant to the securities purchase agreement mentioned above that was entered into on December 6, 2019. The terms of the debenture are the same as that issued on December 6, 2019. We paid a commitment fee of 2.5% to the debenture holder on this debenture.

On January 31, 2020, we issued 378,573 shares to a note holder in exchange for the conversion of $378,573 of principal and interest on convertible notes.

On February 10, 2020, we issued 885,000 warrants to 11 consultants and service providers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock for five years from the date of issuance at an exercise price of $2.12 per share.

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On February 10, 2020, we issued 1,500,000 warrants to two officers in exchange for services rendered. The warrants are exercisable into shares of the Company’s common stock in six months from their issuance until five years from the date of issuance at an exercise price of $2.12 per share.

In March 2020, we issued 451,645 shares to note holders in exchange for the conversion of $541,645 of principal and interest on convertible notes.

On March 3, 2020, we issued 20,680 shares in connection the cashless exercise of warrants issued in June 2019.

The issuances of the securities mentioned above qualified for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.

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ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-K.

Exhibit No.	Description
3.1	Articles of Incorporation filed as Exhibit 3 (a) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
3.2	Amendment to Articles of Incorporation, dated July 20, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on August 3, 2015 and incorporated herein by reference
3.3	Amendment to Articles of Incorporation, dated October 27, 2015, filed as Exhibit 3.1 to our periodic report filed on Form 8-K on October 29, 2015 and incorporated herein by reference
3.4	Articles of Incorporation filed as Exhibit 3 (b) to Form S-1 filed on January 13, 2014 and incorporated herein by reference
4.1	Form of Warrant in connection with our February 1, 2018 offering filed as Exhibit 4.1 to our registration statement on Form S-1 filed on January 10, 2018
4.2	Form of Warrant as filed as Exhibit 4.2 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
4.3	Form of Warrant as filed as Exhibit 10.3 to our current report on Form 8-K filed on August 2, 2017 and incorporated herein by reference
5.1	Ortoli Rosenstadt LLP as filed as Exhibit 5.1 to our registration statement on Form S-1 (no. 333-222008) on January 12, 2018
10.1	Form of Non-Institutional Promissory Note filed as Exhibit 10.1 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.2	Stock Purchase Agreement for Institutional Promissory Note, dated January 8, 2016, with CMGT filed as Exhibit 10.2 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.3	Form of Institutional Promissory Note filed as Exhibit 10.4 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.4	Advisory Agreement, dated September 8, 2015, with Wombat Capital Ltd. filed as Exhibit 10.5 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.5	Advisory Agreement, dated June 1, 2015, with Ari Jatwes filed as Exhibit 10.6 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.6	Consulting Agreement, dated November 13, 2015, Pharmafor Ltd. filed as Exhibit 10.7 to our current report on Form 8-K filed on January 13, 2016 and incorporated herein by reference
10.7	Executive Services Agreement, dates June 1, 2017, between Denis Corin and Q BioMed Cayman SEZC filed as Exhibit 10.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.9	Form of Non-Qualified Stock Option Agreement filed as Exhibit 4.1 to our current report on Form 8-K filed on June 9, 2017 and incorporated herein by reference
10.10	Patent and Technology License and Purchase Option Agreement, dated October 29, 2015, with Mannin Research Inc. filed as Exhibit 10.1 to our annual report on Form 10-K filed on March 11, 2016 and incorporated herein by reference +
10.11	Patent and Technology License and Purchase Option Agreement, dated May 30, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +
10.12	First Amendment to Patent and Technology License and Purchase Option Agreement, dated September 6, 2016, with Bio-Nucleonics Inc., filed as Exhibit 10.2 to our quarterly report on Form 10-Q filed on October 17, 2016 and incorporated herein by reference +

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10.13	License Agreement on Patent & Know-How Technology, dated April 21, 2017, between Q BioMed Inc. and ASDERA LLC filed as Exhibit 10.1 to our quarterly report on Form 10-Q filed on April 25, 2017 and incorporated herein by reference +
10.14	Technology License Agreement, dated June 15, 2017, among Q BioMed Inc., Oklahoma Medical Research Foundation and Rajiv Gandhi Centre for BioTechnology filed as Exhibit 10.1 to our current report on Form 8-K filed on June 15, 2017 and incorporated herein by reference +
10.15	Form of Placement Agent Agreement in connection with our February 1, 2018 offering filed as Exhibit 10.15 to our registration statement on Form S-1 filed on January 12, 2018
10.16	Form of Securities Purchase Agreement in connection with our February 1, 2018 offering filed as Exhibit 10.16 to our registration statement on Form S-1 filed on January 12, 2018
10.17	Securities Purchase Agreement, dated September 21, 2018, filed as Exhibit 10.1 to our current report on Form 8-K filed on September 24, 2018 and incorporated herein by reference
10.18	Asset Purchase Agreement with GE Healthcare Limited, dated November 23, 2018, filed as Exhibit 10.1 to our current report on Form 8-K filed on November 28, 2018 and incorporated herein by reference++
10.19	Securities Purchase Agreement, dated October 11, 2019, filed as Exhibit 10.1 to our current report filed on Form 8-K on October 15, 2019
10.20	Form of Debenture, filed as Exhibit 10.2 to our current report filed on Form 8-K on October 15, 2019
10.21	Securities Purchase Agreement, dated December 6, 2019, filed as Exhibit 10.1 to our current report filed on Form 8-K on December 12, 2019
10.22	Form of Debenture, filed as Exhibit 10.2 to our current report filed on Form 8-K on December 12, 2019
23.1	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.1)
23.2	Consent of Marcum LLP regarding its February 28, 2018 report*
23.3	Consent of Marcum LLP regarding its March 7, 2019 report*
23.4	Consent of Marcum LLP regarding its February 28, 2020*

*Filed herewith

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment, and the SEC has granted confidential treatment pursuant to Rule 406 under the Securities Act. Confidential information has been omitted from the exhibit in places marked “****”and has been filed separately with the SEC.

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ITEM 17.	UNDERTAKINGS

Each undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

a.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
b.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, each undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of either registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 19, 2020.

Q BioMed Inc.

/s/ Denis Corin
Denis Corin

Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Denis Corin, his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ William Rosenstadt	Director	March 19, 2020
William Rosenstadt

/s/ Denis Corin	Director	March 19, 2020
Denis Corin

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